EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Heritage Financial Corporation on Form S-4, as amended, of our report dated February 28, 2018 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Heritage Financial Corporation for the year ended December 31, 2017, and to the reference to us under the heading "Experts" in the proxy statement/prospectus.

       /s/ Crowe Horwath LLP

Crowe Horwath LLP

Sacramento, California
May 7, 2018